                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                           YEAR ENDED
                                                              -------------------------------------
                                                               JULY 3,      JUNE 27,      JUNE 30,
                                                                1998          1997          1996
                                                              ---------    ----------    ----------
                                                              (MILLIONS OF DOLLARS, EXCEPT RATIOS)
EARNINGS:
Net income..................................................    $133.0       $207.5        $178.4
Plus: Income Taxes..........................................      67.0        104.5          96.0
  Fixed Charges.............................................     102.9         87.6          80.4
  Amortization of Capitalized Interest......................       2.0          1.6           1.2
Less: Interest Capitalized During the Period................      (7.5)        (9.0)         (1.5)
                                                                ------       ------        ------
                                                                $297.4       $392.2        $354.5
                                                                ======       ======        ======
FIXED CHARGES:
Interest expense............................................    $ 73.2       $ 59.9        $ 62.5
Plus: Capitalized Interest..................................       7.5          9.0           1.5
      Portion of Rents Deemed Representative of the
       Interest Factor......................................      22.2         18.7          16.4
                                                                ------       ------        ------
                                                                $102.9       $ 87.6        $ 80.4
                                                                ======       ======        ======
RATIO OF EARNINGS TO FIXED CHARGES..........................      2.89         4.48          4.41
                                                                ======       ======        ======
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